Exhibit (a)(1)(v)

Forms of Letters from the Fund
to Investors in Connection with Acceptance of Offers of Tender

CPG Carlyle Master Fund, LLC

This letter is being sent to you if you tendered your entire Interest in the Fund.

Dear Investor:

CPG Carlyle Master Fund, LLC (formerly, CPG Carlyle Private Equity Master Fund, LLC) (the "Fund") has received and accepted your tender request.

Because you tendered your entire investment in the Fund, two promissory notes are being held on your behalf by the Fund's Administrator, UMB Fund Services, Inc. ("UMB"), as payment of your tender proceeds.

Unless the tender offer has been oversubscribed:

•
one of the promissory notes, in the amount of 95% of the amount requested (subject to reduction as described below), will be paid as cash becomes available to the Fund, and is expected to be paid, in one or more installments, in full within 60 days after December 31, 2015;

•
the remaining 5% of the amount requested is represented by a second promissory note and reflects a contingent portion of the repurchased interest that is valued based on the unaudited estimated net asset value of the Fund as of December 31, 2015, and is subject to fiscal year-end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest; and

•
the second promissory note, representing the contingent portion, will be paid (subject to audit adjustment) as soon as practicable after the conclusion of the audit for the fiscal year ending March 31, 2016, which we expect will be completed in May 2016.

In the event that it is later determined, subsequent to the tender offer's valuation date of December 31, 2015, that the tender offer was oversubscribed, the amount of each promissory note issued to you may be reduced in accordance with the terms of the Offer to Purchase to reflect your proportional share of the aggregate tender offer amounts payable by the Fund.  In that case, you will remain an investor in the Fund with respect to the portion of your Interest that is not purchased.

Payments of cash in respect of the promissory notes will be wired directly into the account you have designated.  If you did not provide account information, the cash payment(s) will be mailed in the form of a check directly to you at your mailing address as listed in the Fund's records, unless you have advised the Fund in writing of a change in your mailing address.

Should you have any questions, please feel free to contact the Fund at (212) 317-9200.

Sincerely,

CPG Carlyle Master Fund, LLC

CPG Carlyle Master Fund, LLC

This letter is being sent to you if you tendered a portion of your Interest in the Fund.

Dear Investor:

CPG Carlyle Master Fund, LLC (formerly, CPG Carlyle Private Equity Master Fund, LLC) (the "Fund") has received and accepted your tender request.

Because you tendered a portion of your investment in the Fund, you have been issued a promissory note in the amount of 100% of the amount requested (subject to reduction as described below) which is being held on your behalf by the Fund's Administrator, UMB Fund Services, Inc. ("UMB").  Payment of the promissory note will be made as cash becomes available to the Fund, and is expected to be paid, in one or more installments, in full within 60 days after December 31, 2015, and will be wired directly into the account you have designated.  If you did not provide account information, the cash payments will be mailed in the form of a check directly to you at your mailing address as listed in the Fund's records, unless you have advised the Fund in writing of a change in your mailing address.

In the event that it is later determined, subsequent to the tender offer's valuation date of December 31, 2015, that the tender offer was oversubscribed, the amount of your promissory note may be reduced in accordance with the terms of the Offer to Purchase to reflect your proportional share of the aggregate tender offer amounts payable by the Fund.

You will remain an investor in the Fund with respect to the portion of your Interest that you did not tender and any portion of your requested tender that is not purchased as a result of any oversubscription.

Should you have any questions, please feel free to contact the Fund at (212) 317-9200.

Sincerely,

CPG Carlyle Master Fund, LLC

CPG Carlyle Master Fund, LLC

This letter is being sent to you if you tendered your entire Interest in the Fund – Payment of Initial Cash Amount.

Dear Investor:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from the repurchase of [a portion of] your interest in CPG Carlyle Master Fund, LLC (formerly, CPG Carlyle Private Equity Master Fund, LLC) (the "Fund").

Because you tendered your entire investment in the Fund, you have previously been issued a promissory note entitling you to receive 95% of the repurchase price [(as adjusted for pro ration caused by oversubscription of the tender offer)] based on the unaudited net asset value of the Fund, determined as of December 31, 2015, in accordance with the terms of the tender offer.  A cash payment of approximately [__]% of the repurchase price is being wired directly into the account you have designated.  If you did not provide account information, the cash payment is enclosed in the form of a check.  [Any balance remaining on the promissory note will be paid in one or more additional installments as soon as practicable hereafter.]

The balance of the repurchase price, represented by a second promissory note that reflects a contingent portion of the repurchased interest, is subject to fiscal year-end audit adjustments of the Fund which may cause a change in the value of the contingent portion of the repurchased interest.  This amount will be paid as soon as practicable after the conclusion of the audit for the fiscal year ending March 31, 2016.  We expect the audit to be completed by the end of May 2016.

Should you have any questions, please feel free to contact the Fund at (212) 317-9200.

Sincerely,

CPG Carlyle Master Fund, LLC

Enclosure

CPG Carlyle Master Fund, LLC

This letter is being sent to you if you tendered a portion of your Interest in the Fund – Payment of Cash Amount.

Dear Investor:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from the repurchase of the requested portion of your interest in CPG Carlyle Master Fund, LLC (formerly, CPG Carlyle Private Equity Master Fund, LLC) (the "Fund").

Because you tendered a portion of your investment in the Fund, you have previously been issued a promissory note entitling you to receive 100% of the repurchase price [(as adjusted for pro ration caused by oversubscription of the tender offer)] based on the unaudited net asset value of the Fund, determined as of December 31, 2015, in accordance with the terms of the tender offer.  A cash payment of [approximately] [__]% of the repurchase price is being wired directly into the account you have designated.  If you did not provide account information, the cash payment is enclosed in the form of a check.  [Any balance remaining on the promissory note will be paid in one or more additional installments as soon as practicable hereafter.]

Should you have any questions, please feel free to contact the Fund at (212) 317-9200.

Sincerely,

CPG Carlyle Master Fund, LLC

Enclosure